Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, Ext. 3645 Brenda A. Blake, ext. 3202	January 28, 2009

UGI Elects M. Shawn Puccio to Its Board of Directors;
Stratton Retires After 30 Years of Service

VALLEY FORGE, Pa., January 28—UGI Corporation (NYSE: UGI) reported that M. Shawn Puccio has been elected a director of UGI, a distributor and marketer of energy products and services. She also was elected to the board of UGI Utilities, Inc. Puccio currently is senior vice president, finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain, a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials.

Concurrently, James W. Stratton retired from the UGI board after 30 years of service. Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Jim Stratton has been one of the most effective directors in UGI history, representing the best interests of all shareholders at a time of great changes in the company and the energy industry. We will miss his input and wish him well in retirement.”

“In Shawn Puccio, UGI has found a highly accomplished financial professional with significant international experience. Shawn will serve on the audit committee of UGI and the audit committee and the pension committee of UGI Utilities,” noted Greenberg.

Puccio, 46, has held her current post since 2006. Previously, she served as vice president, finance and vice president, internal control services of Saint-Gobain. Prior to joining Saint-Gobain, Puccio was a partner with PricewaterhouseCoopers LLP, a public accounting firm. She is a director of the Girl Scouts of Eastern Pennsylvania. She received a bachelors degree in business administration from Marquette University and earned a masters degree in business administration from the Wharton School of the University of Pennsylvania.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

Comprehensive information about UGI Corporation is available on the worldwide web at http://www.ugicorp.com.

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